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                                                               Exhibit 10.4

[LOGO]


                                  [LETTERHEAD]


June 8, 2000


                              TRANSMISSION VIA FAX


Vera Pardee, Esq.
13496 Wyngate Point
San Diego, Ca 92130



Dear Vera:

         In contemplation of Harry Leonhardt's sabbatical, we are pleased to offer you the position of Vice President, Assistant General Counsel and Assistant Secretary with Nanogen, Inc. ("Nanogen"). The following terms encompass our offer. The effective date of this position will be July 17, 2000. As we discussed, your employment in this capacity will be for a temporary probationary period from July 17, 2000 until October 31, 2000. The terms and conditions of your possible continued employment beyond that period will be discussed later in this letter. If you accept this offer, you will be an exempt employee reporting to me, Nanogen's CEO, on a solid line basis, with dotted line operational reporting to Mike Moore, Nanogen's Senior Vice President of Operations. Reporting to you during this period will be Randy Berholtz, Esq, Corporate Attorney, and Deann Zellmann, Legal Assistant II.

         You will be located in our San Diego office and will be responsible for the operation of the Company's legal department during Mr. Leonhardt's sabbatical. You will be expected to devote your full-time efforts to these responsibilities, and you will be compensated at a rate of $14,000 per month ($49,000 for the 3 1/2 month period from July 17 - October 31, 2000) payable in equal, semi-monthly increments.

         You will also be entitled to purchase 3,000 shares of Nanogen common stock at the price on the close of market on your first day of employment subject to Board approval. The purchase will be made through the signing of Nanogen's current form of Stock Purchase Agreement. These shares will be fully vested on November 1, 2000.

         In the event Mr. Leonhardt returns from his sabbatical on November 1, 2000 to resume his responsibilities as Senior Vice President, General Counsel and Secretary with the Company, and further assuming that both you and the Company wish to continue your employment with the Company at that time, your title will change to Senior Attorney (Senior Director Level) and you will report to Mr. Leonhardt. In that capacity, you will be compensated at an annual base rate of $175,000 per annum payable in equal, semi-monthly increments. You will also be eligible to


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Vera Pardee, Esq.
June 8, 2000
Page Two


participate in Nanogen's Executive Incentive Compensation Plan at the Senior Director level and will be eligible for a pro rata (5.5/12) bonus of up to 15% of your base salary for the year 2000. In addition, the Compensation Committee has the ability to grant an additional bonus of up to an additional 10% of salary to director level employees based on corporate achievements, either well beyond expectations set forth in the corporate goals or for achievements not contemplated by the corporate goals.

         You will also be entitled to purchase an additional 61,000 shares of Nanogen common stock at the price on the close of market on November 1, 2000 subject to Board approval. The purchase will be made through the signing of Nanogen's current form of Stock Purchase Agreement. These shares will vest ratably on a monthly basis over a four-year period starting on November 1, 2000 except that you will not be vested in the initial 25% of such shares until July 15, 2001 (8 1/2 months from your initial date of employment).

         The above terms and conditions of your employment will apply in the event Mr. Leonhardt returns to the Company at the conclusion of his sabbatical in his capacity as Senior Vice President, General Counsel and Secretary. In the event Mr. Leonhardt does not return to the Company in such capacity at the conclusion of his sabbatical and the Company and you wish to continue your employment with the Company, you and I will negotiate the terms and conditions of your employment and your compensation package at that time.

         During your employment, you will be eligible to participate in all Company-sponsored benefits programs for which you are eligible. At present, these include medical, dental and vision insurance coverage for yourself, with the option to include your family with a minimal contribution. In addition, you will eligible to participate in our life and long-term disability insurance, our 401(k) and Employee Stock Purchase plans as well as our 125 Flexible Benefits Program.

         Employment with Nanogen will not be for a specific term and can be terminated by you or by the Company at any time for any reason, with our without cause and with or without notice. Any contrary representations, agreements, or promises of any kind, whether written, oral, expressed or implied which may have been made or which may be made to you are/will be superseded by this offer. We request that all Nanogen employees, to the extent possible, give advance notice if they intend to resign. If you accept the offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Nanogen's Chief Executive Officer.

         As an obligation consistent with the offer of employment, you will be required to sign a Blood Consent Form and the Proprietary Information, Inventions and Dispute Resolution Agreement. On your first day of employment, you will also be required to provide the Company with the legally required proof of your identity and authorization to work in the United States.


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Vera Pardee, Esq.
June 8, 2000
Page Three


         Assuming this letter is acceptable to you, please sign a copy and return to me. This offer will terminate unless accepted by June 15, 2000. We are very excited that you will be joining Nanogen. The management team, Board members and employees look forward to the announcement of your appointment.


                                               Sincerely yours,


                                               /s/ Howard C. Birndorf
                                               ---------------------------------
                                               Howard C. Birndorf
                                               Chairman, Chief Executive Officer
                                               and President


HCB/dlz
Enclosures

cc:      Harry J. Leonhardt,Esq.




I ACCEPT THIS OFFER UNDER THE TERMS AND CONDITIONS SET FORTH IN THIS LETTER.




/s/ Vera Pardee                       6/15/2000
----------------------------------------------------
Vera Pardee, Esq.                        Date